UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 30, 2006

KNOVA Software, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30277	25-1647861
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10201 Torre Avenue, Suite 350, Cupertino, California		95014
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 863-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As of October 30, 2006, the Board of Directors of KNOVA Software, Inc. (the "Company") adopted a Management Retention Plan which provides for the payment of retention bonuses to management upon a change of control. The total bonus pool will equal 8% of the aggregate gross proceeds resulting from the change of control transaction reduced by the amount of severance pay otherwise payable to the participants in the management retention plan and the value of their in-the-money vested stock options. Of the total bonus pool, 96% is to be allocated in specified percentages among the Company’s chief executive officer and certain other officers. The remaining 4% is to be allocated to other individuals in proportions to be recommended by the chief executive officer and approved by the compensation committee. The Company’s Board of Directors has the discretion to add participants to the management retention plan and to increase the amount of the bonus pool accordingly. The retention bonuses are to be paid in cash within 30 days after the change of control transaction. Under this plan, a change of control is defined as either a sale, merger, consolidation, tender offer or similar acquisition such that the stockholders of the Company immediately prior to the transaction cease to hold a majority of the voting power of the surviving entity after consummation of the transaction or the sale of substantially all of the assets of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOVA Software, Inc.

November 6, 2006	By:	/s/ Thomas Muise

Name: Thomas Muise
Title: Chief Financial Officer